Prospect Energy Corporation Makes Senior Debt Investment in Charlevoix Energy Trading, LLC

NEW YORK -- 04/20/2006 -- Prospect Energy Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made a $5.5 million senior debt investment in Charlevoix Energy Trading, LLC ("Charlevoix"), a natural gas marketing company based in Charlevoix, Michigan.

Charlevoix is a natural gas marketing company which has operated in Michigan since 1986. Charlevoix provides approximately 20 billion cubic feet of natural gas annually to approximately 300 commercial, industrial, governmental, and institutional customers. Charlevoix markets natural gas supplied by one of the world's largest oil and gas producers. This supplier provides wholesale natural gas to Charlevoix with back-to-back contracts, helping Charlevoix minimize commodity exposure.

Prospect's capital has been used to support an acquisition of Charlevoix by Vishnu Energy, LLC ("Vishnu"). Vishnu is investing equity in the acquisition as capital junior to Prospect. Prospect has also received a net profit interest in Charlevoix in conjunction with its loan.

Vishnu is led by Rai Bhargava and Shanti Sharma, who have more than 60 years of combined experience in the energy industry. Mr. Bhargava's prior experience includes serving during the 1990s as chief executive officer of MCN Investment Corporation, the unregulated division of MCN Energy Group Inc., one of the largest natural gas companies in Michigan, which was later purchased by DTE Energy Company. One of the portfolio companies at MCN Investment Corporation was Co-Energy Trading Company, which marketed over 500 billion cubic feet of natural gas annually. Charlevoix is led by John Holdsworth, who has managed Charlevoix and its predecessors for nine years, and who has approximately 20 years of experience in the gas marketing industry.

"We have known the senior Prospect professionals for many years, and we look forward to working together to grow Charlevoix," said Bhargava.

"We are impressed with the strong, long-term relationships that Charlevoix has with its customers and with its gas supplier," said Bart de Bie, a senior investment professional with Prospect Capital Management. "We are confident that Charlevoix will continue to benefit from providing its customers with customized solutions to satisfy their natural gas requirements."

About Prospect Energy Corporation

Prospect Energy Corporation (www.prospectenergy.com) is a closed-end investment company that lends to and invests in energy-related businesses. Prospect Energy's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Energy has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Energy could have a material adverse effect on Prospect Energy and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Prospect Energy Corporation
John Barry
Chairman and Chief Executive Officer
jbarry@prospectstreet.com

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-0702